EXHIBIT 23.9
CONSENT OF EXPERT
     Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
     I hereby consent to the use of and reference to my name as a Qualified Person for the Nariin Sukhait Technical Report under the heading “Item 3: Description of the Business – Mongolian Coal Division – Nariin Sukhait Project” in the Company’s Annual Information Form for the year ended December 31, 2006, dated March 30, 2007, and in the 40-F.
Sincerely,

/s/ Richard D. Tift III Title: Vice President Geologic Service
Company: Norwest Corporation
Date: March 30, 2007

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